SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.D. 20549

                               FORM 8-K

                         CURRENT REPORT PURSUANT
                      TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


            Date of earliest event reported:  September 1, 2000

                     TV COMMUNICATIONS NETWORK, INC.
                       (a Colorado Corporation)

                    Commission File Number: 0-18612

            I.R.S. Employer Identification Number 84-1062555

                     10020 E. Girard Avenue, #300
                        Denver, Colorado 80231
                      Telephone:  (303) 751-2900



Item 5.  Other Information.

On August 25, 2000, TV Communications Network, Inc. ("TVCN") announced that the Board of Directors has adopted a plan to ask its shareholders to approve the spin off of its wholly owned subsidiary, Reema International Corporation ("Reema") and to approve an initial public offering of Reema to be planned for the future.

The plan calls for the Board of Directors to declare a stock dividend distributing all of TVCN's shares in Reema. The shares will be delivered to qualified TVCN shareholders. The plan defines "qualified" shareholders as those who are bona fide holders of record as of the record date and who opted out of participating in the distribution of the settlement proceeds of that certain shareholder litigation entitled Frederick v. TV Communications Network, Inc., 94-WM-837 (D.Colo.).
Holders participating in the distribution of the shareholder litigation settlement proceeds were required by court order to surrender to TVCN their share certificates.

The ratio of Reema shares to be distributed per TVCN shares will be one for one. No qualified TVCN shareholder will be asked or required to surrender his or her TVCN shares in order to participate in the stock dividend. Reema is wholly owned by TVCN, which holds 1,000 Common shares. No record date has been selected and no date has been set for the distribution of the Reema shares to the qualified TVCN shareholders.

The number of shares of Reema common stock that each holder of shares of TVCN stock will receive will be based on the actual number of shares of TVCN stock held of record by qualified holders on the record date. Based on approximately 68.5 million shares of TVCN common stock currently outstanding there would be 68.5 million shares of Reema common stock distributed.

If more or less shares of TVCN common stock become outstanding by the record date, the number of shares of Reema common stock that will be distributed will be modified accordingly. Further, the rights and priviliges of any options granted by TVCN as of the record date will be granted by Reema under the same terms and conditions.

The Board of Directors believes that the spin-off plan follows through on its commitment to maximize shareholder value, as communicated in recent years. Management believes that the establishment of two fully independent companies will maximize Reema's focus and ability to achieve its goals of developing natural gas projects, including the Trinidad, Latin America Gas to Liquids project currently in the planning stage. TVCN would remain focused upon the wireless cable television industry.

None of Reema's Common shares are registered with the Securities and Exchange Commission or with any securities exchange. There is no current market for Reema's securities and none would develop until a registration statement were filed with the Securities and Exchange Commission and also approved for listing by a securities exchange.

Management anticipates that in the future Reema will register its securities to be distributed and conduct an initial public offering of its shares at or near to the time that the spin-off occurs. There is no current estimate as to when this will occur. There is no guarantee that such a public offering will be successful and Management can not estimate the per share value for Reema common stock at any future date.

This document is intended for informational purposes only. It contains "forward looking" statements as defined by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They reflect management's beliefs and estimates of future economic circumstances and industry conditions. Actual results may differ materially from those projected. Investing in low-priced stock such as that of TVCN is very risky and is not suitable for everyone. The Company's performance, business plans, projections and financial results are not guarantees of future performance or that any of the projections or expectations could or will ever be met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf b h undersigned hereunto duly authorized.

TV COMMUNICATIONS NETWORK, INC.

Date: September 1, 2000.

By: /s/Omar A. Duwaik
Omar A. Duwaik
PRESIDENT/CEO

By: /s/Kenneth D. Roznoy
Kenneth D. Roznoy
VICE PRESIDENT/SECRETARY